EXECUTION VERSION
A FIFTH THIRD BANCORP BANK
TERM PROMISSORY NOTE
OFFICER NO. 4048	NOTE No.
$5,000,000.00	February 28, 2007
(Effective Date)

Promise to Pay. On or before January 31, 2010 (the “Maturity Date”), the undersigned, CECO FILTERS, INC., a Delaware corporation, NEW BUSCH CO., INC., a Delaware corporation, THE KIRK & BLUM MANUFACTURING COMPANY, an Ohio corporation, KBD/TECHNIC, INC., an Indiana corporation, CECOAIRE, INC., a Delaware corporation, CECO ABATEMENT SYSTEMS, INC., a Delaware corporation, H.M. WHITE, INC., a Delaware corporation, and CECO ACQUISITION CORP., a Delaware corporation (each, a “Borrower”, and, collectively, the “Borrowers”), for value received, hereby jointly and severally promise to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation (together with its successors and assigns, “Lender”), at 38 Fountain Square Plaza, MD #10AT63, Cincinnati, Ohio 45263, or such other address as Lender may provide from time to time, the sum of FIVE MILLION AND 00/100 Dollars ($5,000,000.00), plus interest as provided herein. The outstanding balance of this Term Promissory Note (this “Note”) shall appear on supplemental bank records and is not necessarily the face amount of this Note, which record shall evidence the balance due pursuant to this Note at any time. As used herein, “Local Time” means the time at the office of Lender specified in this Note.

This Note shall be subject to the terms and conditions of the Credit Agreement dated as of December 29, 2005 among Lender, Borrowers, and certain of Borrower’s affiliates, as amended by the First Amendment to Credit Agreement dated as of June 8, 2006 and the Second Amendment to Credit Agreement dated as of even date herewith (as the same may be further amended, renewed, consolidated, restated or replaced from time to time, the “Credit Agreement”). Capitalized terms used herein which are not otherwise defined in this Note shall have the meanings set forth in the Credit Agreement. This Note is entitled to the benefits and security of the Credit Agreement, including, without limitation, acceleration upon the terms provided therein, and of the other Loan Documents.

Borrowers shall make the following principal payments (each a “Scheduled Payment”) commencing on April 1, 2007 and continuing on the same day of each and every calendar month thereafter until this Note has been paid in full:

Period	Payment

Each calendar month from and
including April 1, 2007
through, and including,
March 1, 2008	$62,500.00

Each calendar month from and
including April 1, 2008
through, and including,
January 1, 2010	$93,750.00

The entire unpaid principal balance of this Note, together with all accrued and unpaid interest and any other charges, advances and fees, if any, outstanding hereunder, shall be due and payable in full on the earlier of the Maturity Date or upon acceleration of the Indebtedness evidenced by this Note, notwithstanding any other inconsistent or contradictory provisions contained in this Note. No part of the Indebtedness evidenced by this Note may, on the repayment thereof, be redrawn or reborrowed by Borrowers.

Upon the occurrence and during the continuance of any Event of Default, the entire unpaid principal balance of this Note, together with all accrued but unpaid interest, and all other Obligations, shall, at Lender’s option, become immediately due and payable, except that if there occurs an Event of Default of the type described in Sections 6.1(d), 6.1(e), or 6.1(j) of the Credit Agreement, the entire unpaid principal balance of this Note, together with all accrued but unpaid interest, and all other Obligations shall become automatically and immediately due and payable without notice, which Borrowers hereby waive.

Interest. Principal amounts outstanding under this Note shall bear interest commencing on the date of hereof at the rate or rates per annum set forth below, which rate or rates shall be designated by Borrowers as more fully set forth herein (the “Interest Rate”). At any time and from time to time during the term of this Note, so long as no Event of Default has occurred and is continuing and so long as such outstanding principal amounts hereunder are not then subject to a LIBOR Election, Borrowers may exercise their right to adjust the Interest Rate on amounts of principal outstanding under this Note to one of the rates set forth below upon notice to Lender as set forth below; provided, however, that once the Interest Rate accruing against any amounts outstanding hereunder is adjusted to a LIBOR Rate for a particular LIBOR Interest Period, Borrowers may not elect to adjust such Interest Rate to a different Interest Rate until the expiration of such LIBOR Interest Period:

(a) LIBOR Rate. Upon telephonic notice to Lender by 10:00 a.m. Local Time given at least two Business Days prior to the beginning of a LIBOR Interest Period, Borrowers may, subject to the terms of this Note, elect to have a portion or portions of the unpaid principal balance of this Note bear interest at a rate per annum equal to the rate (rounded upwards, if necessary, to the next 1/8 of 1% and adjusted for reserves if Lender is required to maintain reserves with respect to relevant portions of this Note subject to the LIBOR Election) being asked on an amount of Eurodollar deposits approximately equal to the amount of the unpaid principal balances of this Note subject to a requested LIBOR Election on the first day of a LIBOR Interest Period and which has a maturity corresponding to the maturity of the LIBOR Interest Period, as reported on page 3750 of the Dow Jones Telerate news service (or any successor or other reporting service selected by Lender) as determined by Lender by noon on the effective date of the LIBOR Interest Period (the “LIBOR Rate”) plus the Applicable LIBOR Rate Margin (as defined herein) (a “LIBOR Election”). Each determination by Lender of the LIBOR Rate shall be conclusive in the absence of manifest error. Interest shall be: (i) calculated based on a 360-day year and charged for the actual number of days elapsed and (ii) payable in arrears on the last day of the applicable LIBOR Interest Period. The Interest Rate applicable to a particular LIBOR Election shall remain at the rate elected for the remainder of the subject LIBOR Interest Period.

The “LIBOR Interest Period” for each requested LIBOR Election is a period of 30, 60, or 90 days, at Borrowers’ election, which period shall commence on a Business Day selected by Borrowers subject to the terms of this Note. If a LIBOR Interest Period would otherwise end on a day that is not a Business Day, such LIBOR Interest Period shall end on the next succeeding Business Day; provided that, if the next succeeding Business Day falls in a new month, such LIBOR Interest Period shall end on the immediately preceding Business Day.

In addition, notwithstanding anything herein contained to the contrary, if, prior to or during any period with respect to any LIBOR Election, any change in any law, regulation or official directive, or in the interpretation thereof, by any governmental body charged with the administration thereof, shall make it unlawful for Lender to fund or maintain its funding in Eurodollars of any portion of the unpaid principal balance of this Note subject to the LIBOR Rate or otherwise to give effect to Lender’s obligations as contemplated hereby: (i) Lender may, by written notice to Borrowers, declare Lender’s obligations in respect of the LIBOR Rate to be terminated forthwith, and (ii) the LIBOR Rate with respect to Lender shall forthwith cease to be in effect, and interest shall from and after such date be calculated at the Prime Rate as if a Prime Rate Election had been made, and interest shall be paid, in arrears, on the first (1st) day of each calendar month. Borrowers hereby agree to reimburse and indemnify Lender from all increased costs or fees incurred by Lender subsequent to the date hereof relating to the offering of rates of interest based upon the LIBOR Rate. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender as specified in this paragraph and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Borrowers’ right to make a LIBOR Election shall be terminated automatically if Lender, by telephonic notice, shall notify Borrowers that Eurodollar deposits with a maturity corresponding to the maturity of the LIBOR Interest Period, in an amount equal to the unpaid principal balance of this Note to be subject to the LIBOR Election are not readily available in the London Inter-Bank Offered Rate Market, or that, by reason of circumstances affecting such Market, adequate and reasonable methods do not exist for ascertaining the rate of interest applicable to such deposits for the proposed LIBOR Interest Period. In such event, amounts outstanding hereunder shall bear interest at the Prime Rate as if a Prime Rate Election had been made or such other rate of interest as may be agreed to between Lender and Borrowers.

If any amount as to which a LIBOR Election is in effect is repaid on a day other than the last day of the applicable LIBOR Interest Period, or becomes payable on a day other than the last day of the applicable LIBOR Interest Period due to acceleration or otherwise, Borrowers, whether or not a debtor in a proceeding under Title 11, United States Code, shall pay, on demand by Lender, such amount (as determined by Lender) as is required to compensate Lender for any losses, costs or expenses (“LIBOR Breakage Fee”), which Lender may incur as a result of such payment or acceleration, including, without limitation, any loss, cost or expense (including loss of profit)

incurred by reason of liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain such amount bearing interest at the applicable LIBOR Rate.

(b) Prime Rate. Upon telephonic notice by Borrowers to Lender by 10:00 a.m. Local Time, Borrower may elect to have a portion or portions of the outstanding principal balance hereunder (provided such amounts are not then subject to a LIBOR Election), bear interest at a floating rate equal to the rate of interest per annum established from time to time by Lender at its principal office as its “Prime Rate” plus the Applicable Prime Rate Margin (as defined below) (the “Prime Rate Election”) (it being understood by Borrowers that such Prime Rate is established for reference purposes only and not as Lender’s best loan rate). Any adjustment in the Interest Rate resulting from a change in Lender’s Prime Rate shall become effective as of the opening of business on the date of each change (or if not a Business Day, the beginning of the day). Interest on the principal amount subject to a Prime Rate Election shall be calculated based on a 360-day year and charged for the actual number of days elapsed, and shall be payable in arrears on the first day of each calendar month.

On or before the date that is two Business Days before the commencement of any LIBOR Interest Period, and on or before the date which is two Business Days prior to the expiration of any applicable LIBOR Interest Period, Borrowers shall notify Lender of each of the following: (a) the LIBOR Interest Period Borrowers have elected regarding such portion of the unpaid principal balance of this Note or any continuation of a LIBOR Election with respect to such portion, (b) the amount of each such portion or continuation, and (c) the commencement date of each LIBOR Interest Period. Borrowers may have portions of the unpaid principal balance of this Note bearing interest with reference to the LIBOR Rate in minimum amounts of $1,000,000 (and integral multiples of $100,000) bear interest at the applicable Interest Rate for different LIBOR Interest Periods so long as (i) the last day of any LIBOR Interest Period does not exceed the Maturity Date hereof; (ii) no LIBOR Interest Period election with respect to any portion of the unpaid principal balance of this Note commences prior to the expiration of the applicable LIBOR Interest Period in effect with respect to such portion; and (iii) at no time may Borrowers have more than three outstanding LIBOR Elections, in the aggregate, under all of their Notes and one Prime Rate Election under this Note. If, at any time during the term hereof, Borrowers fail to designate a LIBOR Interest Period or if Borrowers have not elected another LIBOR Interest Period in accordance with this Note at least two Business Days prior to the expiration of the LIBOR Interest Period then in effect, Lender may assume that Borrowers have elected a Prime Rate Election.

(c) Pricing Grid. As used herein, the terms “Applicable Prime Rate Margin” and “Applicable LIBOR Rate Margin” (hereafter sometimes collectively referred to as the “Applicable Margins”) mean, as of any date, the applicable per annum rate shown in the applicable column in the table below based on the then applicable Fixed Charge Coverage Ratio. “Fixed Charge Coverage Ratio” has the meaning given in the Credit Agreement.

Pricing Grid		Applicable Prime Rate	Applicable LIBOR Rate
Level	Fixed Charge Coverage Ratio	Margin	Margin

Level 1	1.50 to 1.0	0.50%	2.75%

Level 2	1.50 to 1.0 and 2.0 to 1.0	0.25%	2.50%

Level 3	2.0 to 1.0	0.0%	2.25%

For purposes of determining the Applicable Margins: the Fixed Charge Coverage Ratio will, on and after the First Pricing Grid Determination Date, be determined (i) as of the end of each Fiscal Year ending on and after the First Pricing Grid Determination Date (each such date being a “Determination Date”) and (ii) in the same manner used to determine the Fixed Charge Coverage Ratio set forth in Section 5.10 of the Credit Agreement. The “First Pricing Grid Determination Date” will be December 31, 2007. On Lender’s receipt of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of the Credit Agreement for the Fiscal Year then ended, the Interest Rate will be subject to adjustment in accordance with the table set forth above in this subparagraph (c) based on the then Fixed Charge Coverage Ratio for such Fiscal Year then ended so long as no Event of Default is existing as of the applicable effective date of adjustment. The foregoing adjustment, if applicable, will become effective for LIBOR Elections and Prime Rate Elections made with respect to the portion or portions of the unpaid principal balance of this Note, on and after the first day of the first calendar month following delivery to Lender of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of the Credit Agreement for the Fiscal Year then ended until the next succeeding effective date of adjustment pursuant to this subparagraph (c). Each of the financial statements and Compliance Certificate required to be delivered to Lender must be delivered to Lender in compliance with Section 4.3 of the Credit Agreement. If, however, either the financial statements or the Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of the Credit Agreement have not been delivered in accordance with Section 4.3 of the Credit Agreement, then, at Lender’s option, commencing on the date upon which such financial statements or Compliance Certificate should have been delivered in accordance with Section 4.3 of the Credit Agreement and continuing until such financial statements or Compliance Certificate are actually delivered in accordance with Section 4.3 of the Credit Agreement, it shall be assumed for purposes of determining the Applicable Margins, that the Fixed Charge Coverage Ratio was 1.50 to 1.0 and the pricing associated therewith (i.e., Pricing Grid Level 1) will be applicable on the then applicable Determination Date. As of the Effective Date of this Note, the Applicable Prime Rate Margin is 0.0% per annum and the Applicable LIBOR Rate Margin is 2.25% (i.e., Pricing Grid Level 3, notwithstanding the Loan Parties’ actual Fixed Charge Coverage Ratio prior to and as of such Effective Date).

Maximum Rate. In no event shall the Interest Rate provided for hereunder, together with all fees and charges as provided for herein or in any other Loan Document which are treated as interest under applicable law (collectively with interest, the “Charges”), exceed the maximum rate legally chargeable by Lender under applicable law for loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, the Charges, absent such limitation, would have exceeded the Maximum Rate, then the Charges for that month shall be at the Maximum Rate, and, if in future months, such Charges would otherwise be less than the Maximum Rate, then such Charges shall remain at the Maximum Rate until such time as the amount of Charges paid hereunder and under the other Loan Documents equals the amount of Charges which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of Charges paid or accrued in respect of the Indebtedness evidenced by this Note and the other Obligations is less than the total amount of Charges which would, but for this paragraph, have been paid or accrued if the Charges otherwise set forth in this Note and in the other Loan Documents had at all times been in effect, then Borrowers shall, to the extent permitted by applicable law, pay to Lender an amount equal to the difference between: (a) the lesser of: (i) the amount of Charges which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of Charges which would have accrued had such Charges otherwise provided for in this Note and in the other Loan Documents at all times been in effect and (b) the amount of Charges actually paid or accrued in respect of the Indebtedness evidenced by this Note or any of the other Loan Documents. In the event that a court of competent jurisdiction determines that Lender has received any Charges in respect of the Indebtedness evidenced by this Note and the other Loan Documents in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations owed to Lender other than any Charges, in the inverse order of maturity, and if there are no Obligations to Lender outstanding, Lender shall refund to Borrowers (or to such Person to which Lender is directed by a court of competent jurisdiction) such excess.

Use of Proceeds. Borrowers certify that the proceeds of the Term Loan will be used for the purposes set forth in the Credit Agreement.

Default Rate; Fees. To the extent any payment is not made within 15 days after the date when due under this Note and, at or before the end of such 15-day period, there was insufficient Revolving Loan Availability to charge the full amount of such payment to the loan account with Lender as an advance of the Revolving Loans, Borrowers shall pay to Lender a late payment fee equal to two percent (2%) of that portion of any payment not paid when due (whether by maturity, acceleration or otherwise). After the occurrence and during the continuation of an Event of Default, Borrowers agree that Lender may, without notice, increase the Interest Rate by an additional 2.0% per annum (the “Default Rate”); provided that this paragraph shall not be deemed to constitute a waiver of any Event of Default or an agreement by Lender to permit any late payments whatsoever.

Prepayment. In addition to the Scheduled Payments set forth in this Note, Borrowers will make each mandatory prepayment of the principal of this Note required by the Credit Agreement, including, without limitation, the mandatory prepayments of the principal of this Note in the form of Excess Cash Flow Payments in the manner and to the extent set forth in the Credit Agreement. Subject to Section 6.4(b) of the Credit Agreement, Borrowers may prepay all of this Note at any time; provided that if any prepayment results in any LIBOR Breakage Fee or a Termination Fee (as defined in Section 6.4(b) of the Credit Agreement), Borrowers will pay such LIBOR Breakage Fee due in accordance with this Note and, as applicable, the Termination Fee.

Entire Agreement. Borrowers agree that there are no conditions or understandings which are not expressed in this Note or the other Loan Documents.

Severability. If any provision of this Note is held to be invalid by a court of competent jurisdiction in a final order, the invalid provision will, subject to the provisions of this Note with respect to the Maximum Rate, be deemed severed from this Note and shall not affect any part of the remainder of the provisions of this Note.

Joint Obligations. All of the obligations of Borrowers hereunder are joint, several and primary. No Borrower shall be or be deemed to be an accommodation party with respect to this Note.

Assignment. Borrowers agree not to assign any of any Borrower’s rights, remedies or obligations described in this Note without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion. Borrowers agree that Lender may assign some or all of its rights and remedies described in this Note without prior consent from Borrowers, provided that Lender will promptly notify Borrowers of a total assignment of this Note.

Modification; Waiver of Lender. The modification or waiver of any of Borrowers’ obligations or Lender’s rights under this Note must be contained in a writing signed by Lender and Borrowers. Lender may perform a Borrower’s obligations, or delay or fail to exercise any of Lender’s rights or remedies, without causing a waiver of those obligations or rights. A waiver on one occasion shall not constitute a waiver on another occasion. Borrowers’ obligations under this Note shall not be affected if Lender amends, compromises, exchanges, fails to exercise, impairs or releases: (i) any of the obligations belonging to any co-borrower, indorser or guarantor, (ii) any of its rights against any co-borrower, guarantor or indorser, or (iii) any of the Loan Collateral.

Waivers of Borrowers. To the extent not prohibited by law or required by the Credit Agreement, demand, presentment, protest and notice of dishonor, notice of protest and notice of default are hereby waived by each Borrower, and any indorser or guarantor hereof. Borrowers and all co-makers and accommodation makers of this Note hereby waive all suretyship defenses, including, but not limited to, all defenses based upon impairment of collateral and all suretyship defenses described in Section 3-605 of the Uniform Commercial Code (the “UCC”). Such waiver is entered to the fullest extent permitted by Section 3-605 of the UCC.

Governing Law; Consent to Jurisdiction. This Note is delivered in, is intended to be performed in, will be construed and enforceable in accordance with and governed by the internal laws of, the State of Ohio, without regard to principles of conflicts of law. Each Borrower agrees that the state and federal courts in Hamilton County, Ohio shall, at Lender’s sole option, have exclusive jurisdiction over all matters arising out of this Note, WITHOUT LIMITATION ON THE ABILITY OF LENDER, ITS SUCCESSORS AND ASSIGNS, TO INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO THE REPAYMENT AND COLLECTION OF THE OBLIGATIONS AND THE EXERCISE OF ALL OF LENDER’S RIGHTS AGAINST EACH BORROWER WITH RESPECT THERETO AND ANY SECURITY OR PROPERTY OF EACH BORROWER, INCLUDING, WITHOUT LIMITATION, DISPOSITIONS OF THE LOAN COLLATERAL, and that service of process in any such proceeding shall be effective if mailed to Borrowers at the address set forth herein by certified mail, return receipt requested, if such service of process is received by Borrowers.

JURY WAIVER. EACH BORROWER, ANY INDORSER OR GUARANTOR HEREOF, AND LENDER WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

     IN WITNESS WHEREOF, each Borrower has executed this Note by its duly authorized officer as of the date first above written.

CECO FILTERS, INC. NEW BUSCH CO., INC.

By: /s/Dennis W. Blazer By: /s/Dennis W. Blazer

Dennis W. Blazer, Secretary and Treasurer Dennis W. Blazer, Secretary and Treasurer

THE KIRK & BLUM KBD/TECHNIC, INC. MANUFACTURING COMPANY

By: /s/Dennis W. Blazer By: /s/Dennis W. Blazer

Dennis W. Blazer, Secretary and Treasurer Dennis W. Blazer, Secretary and Treasurer

CECOAIRE, INC. CECO ABATEMENT SYSTEMS, INC.

By: /s/Dennis W. Blazer By: /s/Dennis W. Blazer

Dennis W. Blazer, Secretary and Treasurer Dennis W. Blazer, Secretary and Treasurer

H.M. WHITE, INC. CECO ACQUISITION CORP.

By: /s/Dennis W. Blazer By: /s/Dennis W. Blazer

Dennis W. Blazer, Treasurer Dennis W. Blazer, Secretary and Treasurer

SIGNATURE PAGE TO TERM PROMISSORY NOTE (Second Amendment to Credit Agreement) (Term Loan B)

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